Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in this Pre-Effective Amendment No. 1 to the registration statement on Form N-4 (“Registration Statement”) of PLICO Variable Annuity Account S of our report dated March 25, 2019, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries as of December 31, 2018 and for each of the two years in the period ended December 31, 2018,which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
November 24, 2020